Exhibit 99.1

Consent of Barclays Capital Inc.

August 21, 2015

Board of Directors Welch Allyn Holdings, Inc. 4341 State Street Road Skaneateles Falls, NY 13152	Board of Directors Hill-Rom Holdings, Inc. Two Prudential Plaza, Suite 4100 Chicago, IL 60601

Re: Registration Statement on Form S-4 of Hill-Rom Holdings, Inc.

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated June 16, 2015, to the Board of Directors of Welch Allyn Holdings, Inc. (“Welch Allyn”) in full as Annex D to the proxy statement/prospectus forming part of the Registration Statement on Form S-4 of Hill-Rom Holdings, Inc., (“Hill-Rom”), relating to the proposed business combination transaction between Welch Allyn and Hill-Rom and (ii) references made to our firm and such opinion in the proxy statement/prospectus under the captions entitled “Summary—Opinion of the Financial Advisor to Welch Allyn”, “The Merger—Background of the Merger” and “The Merger—Opinion of the Financial Advisor to Welch Allyn”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the U.S. Securities and Exchange Commission thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated by the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.
BARCLAYS CAPITAL INC.